Exhibit 99.1
FINANCIAL STATEMENTS
Report of Independent Auditors
To the Board of Directors of MedAvail, Inc.
We have audited the accompanying consolidated financial statements of MedAvail, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive loss, changes in shareholders’ deficit and cash flows for the years then ended.
Management’s responsibility for the consolidated financial statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MedAvail, Inc. and its subsidiaries as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

PricewaterhouseCoopers LLP
PwC Centre, 354 Davis Road, Suite 600, Oakville, Ontario, Canada L6J 0C5
T: +1 905 815 6300; F: +1 905 815 6499

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.
Emphasis of matter
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency and cash outflows from operating activities, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.
As discussed in note 5 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019. Our opinion is not modified with respect to this matter.
/s/ PricewaterhouseCoopers LLP
Chartered Professional Accountants, Licensed Public Accountants
Oakville, Ontario, Canada
September 2, 2020

MEDAVAIL, INC.
Consolidated Balance Sheets
(US Dollars in thousands, except share amounts)

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$8,791	$3,767
Restricted cash	58	44
Accounts receivable (net of allowance for doubtful accounts)	416	131
Inventories (note 9)	4,594	6,022
Prepaid expenses and other assets	229	188
Total current assets	14,088	10,152
Property, plant and equipment (note 10)	2,703	1,397
Right-of-use assets (note 5 and 12)	1,050	—
Other assets	92	89
Goodwill and other intangible assets (note 11)	70	1,146
Total assets	$18,003	$12,784
Liabilities, Temporary Equity and Shareholders’ Deficit
Current liabilities:
Accounts payable and accrued liabilities (note 8)	$2,345	$2,463
Contract liability (note 4)	4,804	5,000
Current portion of lease obligations (note 5 and 12)	526	—
Total current liabilities	7,675	7,463
Long-term debt (note 13)	12,476	11,742
Long-term portion of lease obligations (note 5 and 12)	565	—
Other liabilities	448	528
Total liabilities	21,164	19,733
Temporary equity: (note 17)
Redeemable preferred shares ($0.001 par value, 14,539,330 shares authorized, 10,500,440 and 7,479,862 shares issued and outstanding at December 31, 2019 and 2018, respectively)	93,484	68,533
Stockholders' deficit: (note 17)
Common shares ($0.001 par value, 24,000,000 shares authorized, 1,193,698 and 1,175,982 shares issued and outstanding at December 31, 2019 and 2018, respectively)	8	8
Warrants	698	191
Additional paid-in-capital	30,829	30,947
Accumulated other comprehensive loss	(6,950)	(6,931)
Accumulated deficit	(121,230)	(99,697)
Total shareholders’ deficit	(96,645)	(75,482)
Total liabilities, temporary equity and shareholders’ deficit	$18,003	$12,784
The accompanying notes, including Note 1. Going Concern and Note 16. Commitments and Contingencies, are an integral part of these financial statements.

MEDAVAIL, INC.
Consolidated Statement of Operations
(US Dollars in thousands, except share and per-share amounts)

	Year Ended December 31,
	2019	2018
Sales:
Pharmacy and hardware sales (note 4)	$3,385	$649
Service sales (note 4)	386	4,016
Total sales	3,771	4,665
Cost of sales:
Pharmacy and hardware cost of sales	2,674	1,905
Service cost of sales	149	172
Total cost of sales	2,823	2,077
Gross profit	948	2,588
Operating expenses (note 14)	15,420	11,983
Selling, general and administrative expenses	5,881	5,581
Share-based compensation	354	1,362
Goodwill write-off	137	—
Operating loss	(20,844)	(16,338)
Interest expense - net	689	667
Loss before income taxes	(21,533)	(17,005)
Income tax (note 15)	—	—
Net loss	$(21,533)	$(17,005)
Net loss per share - basic and diluted (note 6)	$(16.85)	$(12.78)
Weighted average shares outstanding - basic and diluted	1,278,107	1,330,907
The accompanying notes, including Note 1. Going Concern and Note 16. Commitments and Contingencies, are an integral part of these financial statements.

MEDAVAIL, INC.
Consolidated Statement of Comprehensive Loss
(US Dollars in thousands, except per-share amounts)

	Year Ended December 31,
	2019	2018
Net loss	$(21,533)	$(17,005)
Other comprehensive loss:
Foreign currency translation adjustment	(19)	(6)
Total comprehensive loss	$(21,552)	$(17,011)
The accompanying notes, including Note 1. Going Concern and Note 16. Commitments and Contingencies, are an integral part of these financial statements.

MEDAVAIL, INC.
Consolidated Statements of Shareholders' Deficit
(US Dollars in thousands, except per share amounts)

	Common Shares		Preferred Shares		Warrants	Additional Paid-in-Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Equity and Temporary Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2017	1,501,490	$10	3,337,625	$33,074	$—	$51,517	$(82,692)	$(6,925)	$(5,016)
Net loss	—	—	—	—	—	—	(17,005)	—	(17,005)
Common shares issued (note 17)	33,554	—	—	—	—	—	—	—	—
Preferred shares issued (note 17)	—	—	1,628,642	13,716	—	—	—	—	13,716
Exchange of common shares for preferred shares	(359,062)	(2)	2,513,595	21,743	—	(21,741)	—	—	—
Share-based compensation	—	—	—	—	—	1,362	—	—	1,362
Warrants issued (note 17)	—	—	—	—	191	(191)	—	—	—
Cumulative translation adjustment	—	—	—	—	—	—	—	(6)	(6)
Balance at December 31, 2018	1,175,982	$8	7,479,862	$68,533	$191	$30,947	$(99,697)	$(6,931)	$(6,949)
Net loss	—	—	—	—	—	—	(21,533)	—	(21,533)
Common shares issued (note 17)	17,716	—	—	—	—	35	—	—	35
Preferred shares issued (note 17)	—	—	3,020,578	24,951	—	—	—	—	24,951
Share-based compensation	—	—	—	—	—	354	—	—	354
Warrants issued (note 17)	—	—	—	—	507	(507)	—	—	—
Cumulative translation adjustment	—	—	—	—	—	—	—	(19)	(19)
Balance at December 31, 2019	1,193,698	$8	10,500,440	$93,484	$698	$30,829	$(121,230)	$(6,950)	$(3,161)
The accompanying notes, including Note 1. Going Concern and Note 16. Commitments and Contingencies, are an integral part of these financial statements.

MEDAVAIL, INC.
Consolidated Statement of Cash Flows
(US Dollars in thousands)

	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(21,533)	$(17,005)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant, and equipment	701	621
Amortization of intangible assets	941	1,092
Interest accretion on debt	734	667
Goodwill write-off	137	—
Impairment of lease asset	41	—
Unrealized foreign currency (loss)	(19)	(6)
Stock compensation expense, net	354	1,362
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(285)	(10)
(Increase) in inventory	(149)	(593)
(Increase) decrease in prepaid expenses and other assets	(41)	30
(Decrease) increase in accounts payable	(148)	764
(Decrease) increase in accrued expenses and other liabilities	(83)	177
(Decrease) increase in contract liability	(196)	959
Net cash used in operating activities	(19,546)	(11,942)
Cash flows from investing activities:
Purchase of property, plant and equipment	(399)	(592)
Purchase of intangible assets	—	(448)
Purchase of other assets	(3)	—
Net cash used in investing activities	(402)	(1,040)
Net cash flows from financing activities:
Issuance of preferred shares	24,951	13,716
Issuance of common shares upon exercise of options	35	—
Net cash provided by financing activities	24,986	13,716
Net increase in cash, cash equivalents, and restricted cash	5,038	734
Cash, cash equivalents, and restricted cash at beginning of period	3,811	3,077
Cash, cash equivalents, and restricted cash at end of period	$8,849	$3,811
Supplemental noncash investing and financing activities:
Cash paid for operating leases	$405	$—
Operating lease assets obtained in exchange for operating lease liabilities	$1,511	$—
Purchases of property, plant and equipment in accounts payable	$31	$75
The accompanying notes, including Note 1. Going Concern and Note 16. Commitments and Contingencies, are an integral part of these financial statements.

NOTE 1 - GOING CONCERN
The consolidated financial statements for the year ended December 31, 2019 were prepared on the basis of a going concern which contemplates that MedAvail, Inc. ("MedAvail") will be able to realize assets and discharge liabilities in the normal course of business. Accordingly, they do not give effect to adjustments that would be necessary should MedAvail be required to liquidate its assets. The ability of MedAvail to meet its total liabilities of $21.2 million at December 31, 2019, including $12.5 million of convertible debt due in 2021, and to continue as a going concern is dependent upon the availability of future funding, continued growth in orders, and MedAvail's ability to profitably meet its after-sale service commitments with its existing customers. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.
Relevant accounting standards require that MedAvail management make a determination as to whether or not substantial doubt exists as to our ability to continue as a going concern. If substantial doubt does exist management should determine if there are plans in place which alleviate that doubt. Management has determined that there is substantial doubt as to MedAvail's ability to continue as a going concern. Conditions and events leading to the substantial doubt include the risk that the Merger and Pre-Closing Private Placement financing are not completed, additional financing may not be able to be obtained and recurring operating losses. These conditions indicate that there is substantial doubt about the Company's ability to continue as a going concern within one year after the date of issuance of these consolidated financial statements. Management has identified and is executing plans to alleviate doubt.
NOTE 2 - NATURE OF OPERATIONS
MedAvail is a health-care technology company that has developed and commercialized an innovative self-service pharmacy, mobile application, kiosk and drive-thru solution. MedAvail's principal technology and product is the MedCenter, a pharmacist controlled, customer-interactive, prescription dispensing system akin to a “pharmacy in a box” or prescription-dispensing ATM. The MedCenter facilitates live pharmacist counselling via two-way audio-video communication with the ability to dispense prescription medicines under pharmacist control. MedAvail also operates SpotRx (the “Pharmacy”), a full-service retail pharmacy utilizing the MedAvail's automated pharmacy technology.
NOTE 3 - BASIS OF PRESENTATION
Basis of Presentation
The preparation of the consolidated financial statements and related disclosures are prepared in accordance with U.S. GAAP and require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Estimates are used in accounting for, among other things, revenue recognition, contract loss accruals, excess, slow-moving and obsolete inventories, product warranty accruals, loss accruals on service agreements, share-based compensation expense, allowance for doubtful accounts, depreciation and amortization, impairment of goodwill and in-process research and development intangible assets, impairment of long-lived assets and contingencies. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the consolidated financial statements in the period they are deemed to be necessary. Certain amounts in 2018 have been reclassified to conform to current year presentation.
Fiscal years ended December 31, 2019 and December 31, 2018, respectively, may be referred to as 2019 and 2018.

Amounts presented in these consolidated financial statements are in United States dollars unless otherwise indicated.
Our critical accounting policies are those that are both most important to our financial condition and results of operations and require the most difficult, subjective or complex judgments on the part of management in their application, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Our accounting policies are set forth in Note 4. Critical Accounting Policies.
Principles of consolidation
The consolidated financial statements include the accounts of all entities controlled by MedAvail, which are referred to as subsidiaries. MedAvail Technologies Inc., MedAvail Technologies (US) Inc., MedAvail Pharmacy Inc. and On the Spot Rx. Inc. are all subsidiaries of MedAvail. MedAvail has no interests in variable interest entities of which MedAvail is the primary beneficiary. All intercompany balances and transactions have been eliminated. During 2019, MedAvail elected to close down its Canadian pharmacy operations, to focus on growth of the SpotRx Pharmacy business in the US.
NOTE 4 - CRITICAL ACCOUNTING POLICIES
Cash and Cash Equivalents
MedAvail classifies all highly liquid instruments with an original maturity of three months or less as cash equivalents. MedAvail cash and cash equivalents generally include funds held in checking and savings accounts at large American and Canadian financial institutions and denominated in U.S. Dollars and Canadian Dollars.
Restricted Cash
MedAvail considers cash and marketable securities to be restricted when withdrawal or general use is legally restricted. MedAvail maintains a balance with the bank that is the issuer of its purchasing cards used in Canada as a guarantee for those cards. Due to the nature of the deposit, the balance is classified as restricted cash. Restricted cash is included in the balance for cash presented in the statements of cash flows.
Accounts Receivable
Accounts receivable are primarily comprised of trade receivables presented net of allowance for doubtful accounts. MedAvail maintains an allowance for doubtful accounts based on its assessment of the collectability of amounts owed by customers. The allowance consists of known specific troubled accounts as well as an amount based on overall estimated potential uncollectible accounts receivable based on historical experience.
Foreign Currency Translation
The functional currency for all of our subsidiaries is the U.S. dollar. Gains and losses resulting from the remeasurement of foreign currency amounts to the functional currency are included in Operating expenses in the Statement of Comprehensive Loss. Gains and losses resulting from translating assets and liabilities from the functional currency to U.S. dollars are included in Foreign currency translation adjustment in the Statement of Comprehensive Loss.
Revenue Recognition
MedAvail derives its revenue primarily from retail pharmaceutical sales. MedAvail also earns revenue from the sale of MedPlatform Systems, which include MedCenter prescription dispensing kiosks, and the associated software, hardware, and service components necessary for operation, along with sales of products dispensed by MedCenters, and retail pharmacy sales. Contracts with customers often include promises to transfer multiple products and services. In determining how revenue should be recognized, a five-step process is used, which requires judgment and estimates within the revenue recognition process. The primary judgments include identifying the performance obligations in the contract and determining whether the performance obligations are distinct. If any of these judgments were to change it could cause a material increase or decrease in the amount of revenue we report in a given period.
Under Accounting Standards Codification (“ASC”) Topic 606: Revenue from Contracts with Customers (“Topic 606”), the amount of revenue recognized for any goods or services reflects the consideration that MedAvail expects to be entitled to receive in exchange for those goods and services. To achieve this core principle, MedAvail applies the following five-step approach: (1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when or as a performance obligation is satisfied.
A contract is accounted for when there has been approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable. Performance obligations under a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct and are distinct in the context of the contract. In certain instances, MedAvail has concluded distinct goods or services should be accounted for as a single performance obligation that is a series of distinct goods or services that have the same pattern of transfer to the customer. To the extent a contract includes multiple promised goods or services, MedAvail must apply judgment to determine whether the customer can benefit from the goods or services either on their own or together with other resources that are readily available to the customer (the goods or services are distinct) and if the promise to transfer the goods or services to the customer is separately identifiable from other promises in the contract (the goods or services are distinct in the context of the contract). If these criteria are not met, the promised services are accounted for as a single performance obligation. The transaction price is determined based on the consideration that MedAvail will be entitled to in exchange for transferring goods or services to the customer. To the extent the transaction price includes variable consideration, MedAvail estimates the amount of variable consideration that should be included in the transaction price, generally utilizing the expected value method. During 2019 and 2018, MedAvail had no contracts that included variable consideration. Determining the transaction price requires judgment. If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price basis. Standalone selling price is determined by the price at which the performance obligation is sold separately. If the standalone selling price is not observable through past transactions, MedAvail estimates the standalone selling price by taking into account available information such as market conditions and internally approved pricing guidelines related to the performance obligations. Performance obligations are satisfied either over time or at a point in time as discussed in the Pharmacy Technology Segment information below. In addition, MedAvail’s contracts with customers generally do not include significant financing components or non-cash consideration.
MedPlatform sales agreements generally contain an agreement to provide a MedCenter prescription dispensing kiosk, along with agreements to provide software, hardware and maintenance services which are necessary for the operation of the MedCenter, and can only be provided by MedAvail. Management has determined that contracts to provide MedPlatform Systems consist of one performance obligation, as all of these products and services are required in order to obtain a functioning MedCenter. ASC 606 allows a single performance obligation to be recognized over time if the customer simultaneously receives and consumes the provided benefits. As such, revenue is initially recognized when the MedCenter is installed and operational at the customer's location. Revenue continues to be recognized going forward in the periods in which the hardware, software and maintenance services are provided to the customer.
MedAvail also earns revenue from Walgreens, a customer and investor, for a contract related to providing MedAvail's technology and services. For any amounts received prior to the fulfillment of the obligation, a contract liability is recorded. As of December 31, 2019 and 2018, the consolidated balance sheets included $4.8 million and $5.0 million, respectively, of contract liability.
The following table presents the disaggregation of MedAvail's revenue:

	Year Ended December 31,
	2019	2018
Service sales:
Software	$208	$457
Maintenance and support	93	125
Professional services	75	3,434
Installation	10	—
Total service sales	386	4,016
Pharmacy and hardware sales:
Retail pharmacy revenue	3,227	488
Rental	158	11
Hardware	—	150
Total pharmacy and hardware sales	3,385	649
Total revenue	$3,771	$4,665
Segments
Management, including the Chief Operating Decision Makers ("CODM"), have been identified as the Chief Executive Officer, Chief Financial Officer, Chief Commercial Officer and Chief Pharmacy Officer. These executives are responsible for executing a unified corporate strategy, allocating resources and assessing financial and operational performance. The executives are also responsible for the development and implementation of strategies and direction of the Company’s growth. Operating segments are the individual operations that the CODM reviews for purposes of assessing performance and making resource allocation decisions. The CODM currently receives the monthly management report. Included within this proxy statement/prospectus/information statement are discrete and sufficient financial information to allow the CODM to assess performance, including segment profit for the pharmacy technology and retail pharmacy services operating segments. The pharmacy technology and retail pharmacy services operating segments both engage in business activities from which they earn revenues and incur expenses. MedAvail periodically evaluates changes in the structure of its internal organization to determine whether its operating segments have changed when events or circumstances necessitate such an exercise. Events or circumstances triggering reevaluation of reportable segments may include reorganization, restructuring, acquisitions or spin-offs, and changes in the CODM.
The Company has the following two reportable segments:
Pharmacy Technology Segment
The pharmacy technology segment consists of sales of MedPlatform Systems to customers. These agreements include providing the MedCenter prescription dispensing kiosk, software, and maintenance services. Agreements can be for a predetermined period of time, or indefinite. This generally includes either an initial lump sum payment upon installation of the MedCenter with monthly payments for software and services following, or monthly payments for the MedCenter along with monthly payments for software and maintenance services. Revenue is recognized for each portion of the single performance obligation when that portion has been completed and the customer is contractually obligated to provide consideration, and in the contractually agreed upon amount.
Retail Pharmacy Services Segment
Retail pharmacy services segment revenue consists of products sold directly to consumers at the point of sale. MedAvail recognizes retail pharmacy sales revenue, net of taxes and expected returns, at the time it sells merchandise or dispenses prescription drugs to the customer. MedAvail estimates revenue based on expected reimbursements from third-party payers (e.g., pharmacy benefit managers, insurance companies and governmental agencies) for dispensing prescription drugs. The estimates are based on all available information including historical experience and are updated to actual reimbursement amounts.
Inventory
Inventory for the pharmacy technology segment consists primarily of MedCenter kiosk finished goods. Inventories are stated at the lower of cost (first-in, first-out or average cost) or net realizable value.
Inventory for the retail pharmacy services segment consists of pharmaceuticals. Inventories for the retail pharmacy segment are stated at the lower of cost (first in, first out) or net realizable value.
An impairment for excess or inactive inventory is recorded based upon an analysis that considers current inventory levels, historical usage patterns, future sales expectations and salvage value.
Intangible Assets
Intangible assets consist of software, patents and know-how. Intangible assets acquired through asset acquisitions or business combinations are initially recognized at fair value based on an allocation of the purchase price. No development costs have been capitalized to date. The intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortization of the intellectual property commenced in 2014 on delivery of the first proof of concept MedCenter. MedAvail evaluates the reasonableness of the estimated useful lives of these intangible assets on an annual basis. During the year ended December 31, 2019, MedAvail wrote-off the $137 thousand balance for goodwill related to its Canadian operations due to the discontinuance of those operations.
The estimated useful lives of intangible assets are as follows:

Software	2 years
Website and mobile application	2 years
Intellectual property	6 years
Goodwill	not amortized
Goodwill
MedAvail records goodwill for the difference between the fair value of other identifiable assets and the total purchase price of an acquisition. Goodwill is tested for impairment on an annual basis or more frequently if circumstances indicate potential impairment. In order to test for goodwill impairment, the fair value of the reporting unit is compared to its carrying value, including goodwill. If the fair value of the reporting unit is lower than its carrying amount, goodwill is written down for the amount by which the carrying amount exceeds the reporting unit's fair value. However, the loss recognized cannot exceed the carrying amount of goodwill. We typically use discounted cash flow models to determine the fair value of a reporting unit. The assumptions used in these models are consistent with those MedAvail believes a market participant would use. MedAvail has the option to perform a qualitative assessment of goodwill rather than completing the impairment test. MedAvail must assess whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If it is concluded that this is the case, the testing discussed above must be performed. Otherwise, no further assessment is necessary. For 2019, MedAvail did not perform a goodwill impairment assessment because its entire goodwill balance was written off due to the closure of its Canadian pharmacy operation.
Impairment of Long Lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. If events or changes in circumstances indicate that the carrying amount of the asset group may not be recoverable, MedAvail compares the carrying amount of an asset group to future undiscounted net cash flows, excluding interest costs, expected to be generated by the asset group and their ultimate disposition. If the sum of the undiscounted cash flows is less than the carrying value, the impairment to be recognized is measured by the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. For the year ended December 2019 and 2018, MedAvail did not recognize any impairments of long lived assets.
Property, plant and equipment
Property, plant and equipment are carried in the accounts at cost less accumulated depreciation. Gains and losses arising on the disposal of individual assets are recognized in income in the period of disposal. Costs, including financing charges and certain design, construction and installation costs related to assets that are under construction and are in the process of being readied for their intended use, are recorded as construction-in-progress and are not subject to depreciation.
Depreciation, which is recorded from the date on which each asset is placed into service, is generally provided for on a straight-line basis over the estimated useful lives of the property, plant and equipment as follows:

IT equipment	2 – 4 years
General plant and equipment	8 years
Vehicles	5 years
Office furniture and equipment	8 years
Leasehold improvements	lesser of useful life or term of lease
MedCenter equipment	5 – 10 years
Maintenance and repairs are charged to expense as incurred. Renewals and betterments that materially prolong the useful lives of the assets are capitalized. The cost and related accumulated depreciation of property retired or sold are removed from the accounts, and gains or losses are recognized in the consolidated statement of loss and comprehensive loss.
Leases
MedAvail leases certain machinery and equipment and office space.
MedAvail adopted ASU No. 2016-02, “Leases” (Topic 842) with a date of initial application of January 1, 2019. As a result, MedAvail updated its accounting policy for leases. MedAvail determines whether a contract or arrangement is, or contains, a lease at inception. Balances related to operating leases are included in Operating lease – right of use assets, Current portion of operating lease obligation, and Long-term portion of operating lease obligations in its consolidated balance sheet.

On January 1, 2019, upon adoption of ASC 842, MedAvail recorded right-of-use assets of $1.1 million, lease liability of $1.1 million and eliminated deferred rent of $49 thousand. The adoption of ASC 842 did not have a material impact on prior year comparative periods and as a result, a cumulative-effect adjustment was not required. MedAvail determined the lease liability using the Company’s estimated incremental borrowing rate of 6% to estimate the present value of the remaining lease payments.
Lease expense for operating leases recorded on the balance sheet is included in operating costs and expenses and is based on the future minimum lease payments recognized on a straight-line basis over the term of the lease plus any variable costs. Operating lease expenses, inclusive of short-term and variable expenses, recognized in the consolidated statement of income for the period ended December 31, 2019 was $689 thousand.
Leases for which MedAvail has the right to use assets and receive substantially all of the benefits and risks of ownership are reported as right-of-use (“ROU”) assets under property, plant, and equipment, and finance lease obligations under liabilities on the balance sheet. Finance lease obligation amounts reflect the present value of future lease payments, discounted at an appropriate interest rate, and are reduced by rental payments, net of imputed interest. Property, plant, and equipment under finance leases are depreciated based on the useful lives of the leased assets. MedAvail currently has no finance leases.
Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of MedAvail’s leases do not provide an implicit rate, MedAvail uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. MedAvail uses the implicit rate when readily determinable. The operating lease ROU asset includes any prepaid lease payments and additional direct costs and excludes lease incentives. The lease terms may include options to extend or terminate the lease when it is reasonably certain that MedAvail will exercise that option.
MedAvail’s operating leases have remaining lease terms ranging from less than one year to four years.
Operating leases with an initial term of 12 months or less are considered short-term leases and are not recorded on the balance sheet. MedAvail recognizes lease expense for these short-term leases on a straight-line basis over the lease terms.
For operating leases with an initial term of 12 months or more, MedAvail records right-of-use assets and corresponding lease liabilities at lease inception. MedAvail accounts for lease components (e.g., fixed payments including rent, real estate taxes, and insurance costs) and non-lease components (e.g., common-area maintenance costs) as a single lease component. MedAvail uses its incremental borrowing rate (based on the information at the lease commencement date) to determine the corresponding lease liability. Leasing costs, including any rent holidays, leasehold incentives, and rent concessions are amortized on a straight-line basis over the lease term.
At December 31, 2019, MedAvail determined that two of its operating lease locations were no longer necessary and began to search for sublessees. As a result, MedAvail determined that the ROU Assets related to these two operating leases were impaired. MedAvail recorded a reserve against the ROU Assets in the amount of $41 thousand based upon estimates of future sublease dates and sublease rental rates. Once MedAvail subleases these locations the impairment will be reassessed.
Share-based compensation
MedAvail has a stock option plan whereby awards are granted to certain employees of MedAvail. The fair value of the stock options granted by MedAvail to employees of MedAvail is recognized as compensation expense on a straight-line basis over the applicable stock option vesting period. MedAvail measures the fair value of the options using the Black-Scholes option pricing model as of the grant date/measurement date. Shares issued upon the exercise of options are new shares. MedAvail estimates forfeitures based on historical experience and expense related to awards is adjusted over the term of the awards to reflect their probability of vesting. All fully vested awards are fully expensed.
Warrants
MedAvail has issued warrants to purchase shares of its common stock. The outstanding warrants are standalone instruments that are not puttable or mandatorily redeemable by the holder and are classified as equity awards once issued. Certain obligations to issue warrants as compensation for services may be initially classified as liabilities before the warrants are issued. MedAvail measures the fair value of the awards using the Black-Scholes option pricing model as of the grant date/measurement date. Warrants issued are initially recorded at fair value as a reduction to contributed surplus or as an expense if the warrants are issued to pay for services.
Deferred financing costs
Financing costs incurred to issue debt are capitalized and amortized using the effective interest method until the individual financial liability matures and are included as a component of interest expense in the consolidated statement of loss and comprehensive loss. Financing costs incurred to issue equity are capitalized and netted against the respective class of shares they were incurred to issue.
NOTE 5 - RECENT ACCOUNTING PRONOUNCEMENTS
Recently Adopted Accounting Standards
Leases
In February 2016, the Financial Accounting Standards Board issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). Under ASU 2016-02 (and several subsequent accounting standards updates), lessees are required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for that asset’s lease term. The effective date of the new lease standard (ASC 842) was January 1, 2019, and MedAvail adopted the new standard on that date. MedAvail used the modified retrospective approach, which allowed it to make any necessary transition adjustments at January 1, 2019. MedAvail elected the optional transition method, which allows it to continue to use disclosures required by ASC 840, the prior standard, during 2019. As permitted by the transition method, MedAvail did not reassess existing leases. The most significant impact on MedAvail’s financial statements of adopting the new lease standard was the recognition of right-of-use (ROU) assets and lease liabilities for its operating leases. Upon adoption of the new standard, MedAvail recognized total ROU assets of $1.1 million and total lease liabilities of $1.1 million. MedAvail determined that no transition adjustment to equity was necessary related to implementation of the new lease standard, and adoption of the new standard did not impact its statements of income or cash flows. Because of the limited number of assets MedAvail leases, MedAvail did not need to make systems changes to comply with the new standard and continues to track leased assets outside of its accounting systems. MedAvail implemented additional process controls effective January 1, 2019 to ensure that it properly evaluates its contracts to determine whether they may contain leased assets. MedAvail assessed the impact of the new lease accounting standard on its financial statements to facilitate its adoption of the new standard on January 1, 2019. MedAvail has not noted (nor does MedAvail expect to see) material changes in financial ratios, leasing practices, or tax reporting; however, MedAvail will continue to address potential impacts to its business.

Adoption of the new guidance impacted the balance sheet as follows:

	December 31, 2018	Impact of Implementing the New Standard (ASC 842)	January 1, 2019
	As Reported		As Adopted
Right-of-use assets	$—	$1,089	$1,089
Current portion of lease obligations	$—	$262	$262
Long-term portion of lease obligations	$—	$875	$875
See Note 4, Critical Accounting Policies, for our lease accounting policy and Note 12, Leases, for additional information related to our lease arrangements.
Revenue Recognition
Effective January 1, 2018, MedAvail adopted FASB ASU 2014-09, Revenue from Contracts with Customers (Topic 606) , and ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of Effective Date, which deferred the effective date of ASU 2014-09 by one year. ASU 2014-09 supersedes the revenue recognition requirements in ASC 605, Revenue Recognition , and is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. It also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue, cash flows arising from customer contracts, including significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. MedAvail adopted ASU 2014-09, using the full retrospective approach on January 1, 2018. The adoption was only applied to contracts not yet completed. The adoption had no material impact on our results of operations, cash flows, or financial position. Revenue continues to be recognized for the MedPlatform System performance obligation over a period of time as each portion of the obligation is fulfilled. MedAvail does not expect to encounter situations where the performance obligation has been fulfilled but there is not an unconditional right to receive consideration, as such no contract asset or liability will be recognized. Additional information and disclosures required by this new standard are contained in Note 4, Critical Accounting Policies.
MedAvail elected to use the following practical expedients in the adoption of ASC 606.
•Incremental costs of obtaining a contract were not capitalized as they would be amortized in less than one year.
•Contracts that began and ended in the same period were not restated.
Adoption of ASC 606 impacted stockholders' deficit at January 1, 2018 as follows:

	Balance at January 1, 2018
	After Adoption	Remove Effect of Adoption	Before Adoption
Stockholders' deficit	$(82,692)	$(1,812)	$(84,504)
Adoption of ASC 606 impacted service sales for the year ended December 31, 2018 as follows:

	Year Ended December 31, 2018
	After Adoption	Remove Effect of Adoption	Before Adoption
Service sales	$4,016	$(274)	$3,742

Adoption of the new guidance impacted the 2018 Consolidated Balance Sheet as follows:

	December 31, 2018
	As Reported	Remove Effect of Adoption	Balances Without Adoption of Topic 606
Contract liability	$5,000	$847	$5,847
Total current liabilities	$7,463	$847	$8,310
Total liabilities	$19,733	$847	$20,580
Total liabilities, temporary equity and stockholders' deficit	$12,784	$847	$13,631
The following table presents details of the contract liability balance:

	December 31, 2018	Revenue recognized in 2019	Additional liability recognized	December 31, 2019
Contract liability	$5,000	$(271)	$75	$4,804
The timing of recognition of revenue for the remaining performance obligations related to contract liability is dependent on direction from the customer, management is unable to determine when MedAvail will be asked to perform the remaining obligations.
Fair Value Measurement Disclosures
In August 2018, the FASB issued ASU 2018-13 related to fair value measurement disclosures. This ASU removes the requirement to disclose the amount of and reasons for transfers between Levels 1 and 2 of the fair value hierarchy, the policy for determining that a transfer has occurred, and valuation processes for Level 3 fair value measurements. Additionally, this ASU modifies the disclosures related to the measurement uncertainty for recurring Level 3 fair value measurements (by removing the requirement to disclose sensitivity to future changes) and the timing of liquidation of investee assets (by removing the timing requirement in certain instances). The guidance also requires new disclosures for Level 3 financial assets and liabilities, including the amount and location of unrealized gains and losses recognized in other comprehensive income/(loss) and additional information related to significant unobservable inputs used in determining Level 3 fair value measurements. This ASU will be effective beginning in the first quarter of our fiscal year 2020. Early adoption of the guidance in whole is permitted. Alternatively, companies may early adopt removed or modified disclosures and delay adoption of the additional disclosures until their effective date. Certain of the amendments in this ASU must be applied prospectively upon adoption, while other amendments must be applied retrospectively upon adoption. There was no material impact to our financial statement disclosures as a result of adopting the provisions related to removing disclosures.
Recently Issued Accounting Standards Not Yet Adopted
Disclosure Requirements for Certain Employer-Sponsored Benefit Plans
In August 2018, the FASB issued ASU 2018-14 related to the disclosure requirements for employers that sponsor defined benefit pension and other postretirement benefit plans. The guidance requires sponsors of these plans to provide additional disclosures, including weighted-average interest rates used in MedAvail’s cash balance plans and a narrative description of reasons for any significant gains or losses impacting the benefit obligation for the period. Additionally, this guidance eliminates certain previous disclosure requirements. This ASU will be effective beginning in the first quarter of our fiscal year 2020. This guidance must be applied on a retrospective basis to all periods presented. MedAvail sponsors a 401k retirement plans for its employees with no company match, but does not currently offer defined benefit pension or other postretirement plans. MedAvail does not expect this guidance to have an effect on its disclosures.

Implementation Costs Incurred in Hosted Cloud Computing Service Arrangements
In August 2018, the FASB issued ASU 2018-15 related to accounting for implementation costs incurred in hosted cloud computing service arrangements. Under the new guidance, implementation costs incurred in a hosting arrangement that is a service contract should be expensed or capitalized based on the nature of the costs and the project stage during which such costs are incurred. If the implementation costs qualify for capitalization, they must be amortized over the term of the hosting arrangement and assessed for impairment. Companies must disclose the nature of any hosted cloud computing service arrangements. This ASU also provides guidance for balance sheet and income statement presentation of capitalized implementation costs and statement of cash flows presentation for the related payments. This ASU will be effective beginning in the first quarter of our fiscal year 2020. This guidance may be adopted either retrospectively or prospectively to all implementation costs incurred after the date of adoption. We will prospectively adopt this guidance and do not expect that it will have a significant impact on our financial statements and related disclosures.
Simplifying the Accounting for Income Taxes
In December 2019, the FASB issued ASU 2019-12 to simplify the accounting in ASC 740, Income Taxes. This guidance removes certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences. This guidance also clarifies and simplifies other areas of ASC 740. This ASU will be effective beginning in the first quarter of our fiscal year 2021. Early adoption is permitted. Certain amendments in this update must be applied on a prospective basis, certain amendments must be applied on a retrospective basis, and certain amendments must be applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings/(deficit) in the period of adoption. We are currently evaluating the impact this ASU will have on our financial statements and related disclosures as well as the timing of adoption.
NOTE 6 - EARNINGS PER SHARE
Basic earnings per share is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding. Diluted earnings per share is computed by dividing net income available to common stockholders by the weighted-average number of common shares plus the effect of dilutive potential common shares outstanding during the period. A total of 93,818 warrants were included in the weighted average shares outstanding as of their issuance date of May 9, 2018 due to their exercise price. During the year ended December 31, 2019 and 2018, there was no potential dilution due to MedAvail's net loss position. The following table sets forth the computation of basic and diluted earnings per share.

	Year Ended December 31,
	2019	2018
Net loss - basic and diluted	$(21,533)	$(17,005)
Weighted average shares - basic and diluted	1,278,107	1,330,907
Net loss per share - basic and diluted	$(16.85)	$(12.78)
For the years ended December 31, 2019 and 2018, there were a weighted average of 1.6 million and 714 thousand option awards outstanding that were not included in the diluted shares calculation because their inclusion would have been antidilutive and/or because there was a net loss for the period.
NOTE 7 - FAIR VALUE MEASUREMENTS
As of December 31, 2019 and 2018, our assets and liabilities that were accounted for at fair value were cash and cash equivalents and restricted cash.

Fair value measurements are categorized in one of the following three levels based on the lowest level input that is significant to the fair value measurement in its entirety:
Level 1- Inputs to the valuation methodology are unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2- Observable inputs other than quoted prices in active markets for identical assets or liabilities include:
a.quoted prices for similar assets or liabilities in active markets;
b.quoted prices for identical or similar assets or liabilities in inactive markets;
c.inputs other than quoted prices that are observable for the asset or liability;
d.inputs that are derived principally from or corroborated by observable market data by correlation or other means.
If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.
Level 3- Inputs to the valuation methodology are unobservable (i.e., supported by little or no market activity) and significant to the fair value measure.
Assets and liabilities measured at fair value on a recurring basis were as follows:

		Fair Value Hierarchy
	December 31, 2019	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$8,791	$8,791	$—	$—
Restricted cash	58	58	—	—
Total assets	8,849	8,849	—	—
Liabilities to issue warrant	$448	$—	$—	$448

		Fair Value Hierarchy
	December 31, 2018	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$3,767	$3,767	$—	$—
Restricted cash	44	44	—	—
Total assets	3,811	3,811	—	—
Liabilities to issue warrant	$478	$—	$—	$478

NOTE 8 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
The following table presents details of accounts payable and accrued liabilities:

	December 31,
	2019	2018
Accounts payable and accrued liabilities:
Payroll	$1,432	$1,103
Trade AP	647	734
Accrued liabilities	266	626
Total accounts payable and accrued liabilities	$2,345	$2,463
NOTE 9 - INVENTORY
The following table presents detail of inventory balances:

	December 31,
	2019	2018
Inventory:
Raw materials	$344	$512
Work-in-progress	—	540
Finished goods	3,739	4,755
Pharmacy	511	215
Total inventory	$4,594	$6,022
During 2019, MedAvail wrote-off approximately $220 thousand in raw materials inventory due to items deemed scrap at a contract manufacturer.
As of December 31, 2019, MedAvail had no work-in-process as it had no MedCenters under construction.
During the year ended December 31, 2019, $2.6 million of inventory was recognized as pharmacy and hardware cost of sales on the consolidated statement of operations.
NOTE 10 - PROPERTY, PLANT AND EQUIPMENT
MedAvail's principal technology product offering is the MedCenter, an interactive prescription dispensing kiosk unit that, when used in combination with MedAvail's proprietary software, connects customers live with a pharmacist. MedCenter equipment includes all of the necessary hardware and components that are required to be installed at the kiosk site in order to provide a functional MedCenter kiosk.

The following tables present property, plant and equipment balances:

	December 31, 2019
	Cost	Accumulated Depreciation	Net
Property, plant and equipment:
MedCenter equipment	$3,303	$1,139	$2,164
Leasehold improvements	666	444	222
IT equipment	2,151	1,975	176
Office furniture and equipment	282	203	79
Vehicles	54	18	36
General plant and equipment	310	284	26
Total property, plant and equipment	$6,766	$4,063	$2,703

	December 31, 2018
	Cost	Accumulated Depreciation	Net
Property, plant and equipment:
MedCenter equipment	$1,923	$985	$938
Leasehold improvements	391	297	94
IT equipment	2,040	1,854	186
Office furniture and equipment	283	170	113
Vehicles	28	10	18
General plant and equipment	298	250	48
Total property, plant and equipment	$4,963	$3,566	$1,397
During the year ended December 31, 2019, there was a transfer of $1.6 million from inventory to property, plant and equipment.

MedAvail recognized $701 thousand of depreciation for the year ended December 31, 2019, $51 thousand of which was depreciation in cost of sales.
NOTE 11 - INTANGIBLE ASSETS
The following tables present intangible asset balances:

	Balance at December 31, 2018	Additions/Disposals or Write-Offs	Balance at December 31, 2019
Gross intangible assets:
Intellectual property	$3,857	$—	$3,857
Website and mobile application	583	—	583
Software	1,582	—	1,582
Goodwill	137	—	137
Total intangible assets	6,159	—	6,159
Accumulated Amortization:
Intellectual property	(3,214)	(643)	(3,857)
Website and mobile application	(297)	(216)	(513)
Software	(1,502)	(80)	(1,582)
Goodwill write-off	—	(137)	(137)
Total accumulated amortization	(5,013)	(1,076)	(6,089)
Total net book value	$1,146	$(1,076)	$70

	Balance at December 31, 2017	Additions/Disposals or Write-Offs	Balance at December 31, 2018
Gross intangible assets:
Intellectual property	$3,857	$—	$3,857
Website and mobile application	293	290	583
Software	1,424	158	1,582
Goodwill	137	—	137
Total intangible assets	5,711	448	6,159
Accumulated Amortization:
Intellectual property	(2,571)	(643)	(3,214)
Website and mobile application	(76)	(221)	(297)
Software	(1,273)	(229)	(1,502)
Total intangible assets	(3,920)	(1,093)	(5,013)
Net book value	$1,791	$(645)	$1,146

Amortization of intangible assets going forward is as follows:

December 31, 2019
2020	$70
2021	—
2022	—
2023	—
2024	—
Thereafter	—
Total amortization	$70
NOTE 12 - LEASES
As discussed in Note 5, on January 1, 2019, MedAvail adopted new guidance (ASU 2016-02, and subsequent accounting standards updates) for the accounting and reporting of leases.
MedAvail maintains operating leases primarily for manufacturing facilities, research and development facilities, corporate offices, and certain equipment. Pursuant to the transition guidance in ASC 842, MedAvail elected a package of practical expedients which allowed it to not reassess whether its current contracts contain leases, and to retain historical lease classifications for its current leases.
MedAvail analyzes new contracts to determine whether they include leased assets; such leases are referred to as embedded leases. When evaluating contracts for embedded leases, MedAvail exercises judgment to determine if there is an explicitly or implicitly identified asset in the contract and if MedAvail controls the use of that asset.
MedAvail’s embedded leases, which are primarily associated with contract manufacturing organizations, are not material.
Lease terms include options to extend or terminate leases when it is reasonably certain that MedAvail will exercise those options. Real estate leases for facilities have an average remaining lease term of 2 – 3 years, which include options to extend the leases for up to two years where applicable.
Under ASC 842 transition guidance, MedAvail elected the hindsight practical expedient to determine the lease term for existing leases, which allowed it to consider available information prior to the effective date of the new guidance as to the actual or likely exercise of options to extend or terminate the lease.
MedAvail’s accounting policy deems leases with an initial term of 12 months or less short-term leases; MedAvail currently has no short-term leases, but such leases would not be recorded on its balance sheet. MedAvail recognizes lease expense for short-term lease payments on a straight-line basis over the term of the lease.
Operating lease right-of-use (“ROU”) assets and lease liabilities are recognized based on the present value of lease payments over the lease term. Because most of MedAvail’s leases do not include an implicit discount rate, MedAvail uses its incremental borrowing rate to calculate the present value of lease payments. As a practical expedient, MedAvail made an accounting policy election not to separate lease components (e.g. payments for rent, real estate taxes and insurance costs) from non-lease components (e.g. common-area maintenance costs). As a result, MedAvail includes both lease and non-lease components to calculate the right-of-use asset and related lease liability (if the non-lease components are fixed).
Certain of the MedAvail’s lease agreements contain variable lease payments that are adjusted periodically for inflation or to adjust estimated amounts for actual operating expenses; these variable amounts are not material.

When sublease income is generated for certain properties, MedAvail records our liability separately from those expected inflows. MedAvail’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.
Operating lease expense was $689 thousand and $487 thousand for the years ended December 31, 2019 and 2018, respectively. Supplemental balance sheet information related to operating leases is as follows:
Balance sheet amounts and maturities of operating leases liabilities are as follows:

December 31,
2019
Assets	$1,050
Liabilities:
Current	526
Long-term	565
Total liabilities	$1,091
Weighted-average remaining lease term (years)	2.3
Weighted-average discount rate	6%
Maturities of operating leases liabilities are as follows:

December 31, 2019
2020	$671
2021	478
2022	131
2023	44
2024	—
Thereafter	—
Total lease payments	1,324
Less: present value discount	233
Total leases	$1,091

December 31, 2018
2019	$489
2020	471
2021	479
2022	388
2023	330
Thereafter	—
Total lease payments	$2,157
At December 31, 2019, MedAvail determined that two of its operating lease locations were no longer necessary and began to search for sublessees. As a result, MedAvail determined that the ROU Assets related to these two operating leases were impaired. MedAvail recorded a reserve against the ROU Assets in the amount of $41 thousand based upon estimates of future sublease dates and sublease rental rates. Once MedAvail subleases these locations the impairment will be reassessed.

NOTE 13 - LONG-TERM DEBT
The following table presents long-term debt balances at December 31, 2019 and December 31, 2018.

	December 31,
	2019	2018
Long-term debt:
Convertible promissory note	$12,476	$11,742
Less: current portion	—	—
Total long-term debt	$12,476	$11,742
On March 23, 2016, MedAvail and a significant customer and investor entered into a subordinated secured convertible promissory five-year note agreement for $10.0 million. This note is convertible into common shares at the option holder’s request. Additionally, upon a change of control event as defined in the note agreement or upon an Initial Public Offering (“IPO”) as defined under the agreement, the option holder may request conversion of the note into Series D preferred stock at $91.02 per share. Interest of 6% is accumulated and repayable on the maturity date at MedAvail’s option. Unpaid interest is added to the outstanding principal.
Interest expense incurred for the year ended December 31, 2019 and 2018 is as follows:

	Year Ended December 31,
	2019	2018
Long-term debt - including accretion	$734	$667
Other interest income	(45)	—
Total interest expense, net	$689	$667
NOTE 14 - OPERATING EXPENSES
Operating expenses are as follows:

	Year Ended December 31,
	2019	2018
Operating expenses:
Wages and salaries	$13,192	$9,482
Pharmacy operations	383	240
Depreciation of property, plant and equipment	650	621
Research and development	287	346
Amortization of intangible assets	941	1,092
Foreign exchange (gain) loss	(33)	202
Total operating expenses	$15,420	$11,983

NOTE 15 - INCOME TAXES
The provision for income taxes in the consolidated statement of loss and comprehensive loss represents an effective rate different from the US statutory tax rate for the following reasons:

	Year Ended December 31,
	2019	2018
Loss before income taxes	$(21,533)	$(17,005)
Income tax recovery at statutory rate (21%)	(4,522)	(3,571)
Increase resulting from:
Effect of foreign tax rate	(669)	(664)
Unrecognized deferred tax asset	4,667	2,989
Permanent and other differences	524	1,246
Provision for income taxes	$—	$—
The effects of temporary differences that give rise to future income tax assets and future income tax liabilities have been determined as follows:

	Year Ended December 31,
	2019	2018
Future income tax assets:
Non-capital losses	$24,618	$21,684
Undepreciated capital cost (UCC)	1,168	1,410
Other intangible items	23	7
Total future income tax assets	25,809	23,101
Future income tax liabilities:
Unrecognized deferred tax asset	(25,809)	(23,101)
Net future income tax asset	$—	$—
MedAvail has approximately $2.2 million of non-capital losses in Canada that can be used to reduce taxable income in future years. These losses will begin to expire in the year 2032. In the United States, MedAvail has approximately $22.3 million of net operating losses that can also be used to reduce taxable income in future years. These losses will begin to expire in the year 2032.
NOTE 16 - COMMITMENTS AND CONTINGENCIES
Legal
There are no known legal claims pending as at the date of the consolidated financial statements.
Purchase Commitments
As of December 31, 2019, MedAvail did not have any minimum purchase commitments that were material to its consolidated financial statements.
Defined Benefit Plans
MedAvail has a 401k plan available to employees, but during 2019 and 2018, had no commitment to make contributions to that plan and had no liability recorded related to the plan.

Vendor Concentration Risk
One of MedAvail’s suppliers accounted for 24% of its purchases in 2019, and a disruption of the relationship could have a significant impact on MedAvail.
NOTE 17 - REDEEMABLE PREFERRED STOCK, DEFICIT AND SHARE-BASED COMPENSATION EXPENSE
Temporary Equity
All MedAvail preferred stock is redeemable at the option of the holder, but not mandatorily redeemable, therefore it is classified as mezzanine equity and recognized at the fair value as of the date of issuance (the proceeds on the date of issuance).
The following table presents changes in preferred shares outstanding for the years ended December 31, 2019 and 2018:

	Preferred Shares
	Shares	Amount
Balance at December 31, 2017	3,337,625	$33,074
Issued	1,628,642	13,716
Exchange of common shares for preferred shares	2,513,595	21,743
Balance at December 31, 2018	7,479,862	68,533
Issued	3,020,578	24,951
Balance at December 31, 2019	10,500,440	$93,484
MedAvail has 14,539,330 authorized preferred shares, with a normal or par value of $0.001 per share. Pursuant to the terms of the Series E financing agreement, if a shareholder elected to participate in the financing, they were granted a number of conversion shares that were exchanged into the number of shares of such series of preferred stock equal to the number of shares held by such shareholder immediately prior to the common share conversion. Additionally, Series C, Series D and Series E preferred shares are subject to a full-ratchet anti-dilution adjustment until the earlier of the three-year anniversary of the initial Series E issuance date or the first equity financing at a price greater than the Series E original purchase price, with aggregate gross proceeds of greater than $10.0 million. The final closing of the first tranche of the Series E financing round occurred in June 2018, with additional tranches occurring in March, July and December 2019.
The following table presents the amount of preferred shares outstanding by series:

	December 31,
	2019	2018
Preferred shares outstanding:
Series A	1,175,544	1,175,544
Series B	2,222,886	2,222,886
Series C	1,634,249	1,634,249
Series D	502,630	502,630
Series E	4,965,131	1,944,553
Total preferred shares outstanding	10,500,440	7,479,862

Voting
The holders of the Preferred Stock are entitled to vote, together with the holders of common stock, on certain matters, exclusive of certain protective provisions under the Amended and Restated Certificate of Incorporation (the “Protective Provisions”), submitted to stockholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote.
The holders of the Preferred Stock will vote, as a single class on an as converted to common stock basis, separately from the holders of common stock and subject to a 60% affirmative vote, on certain Protective Provisions, including but not limited to: enter into any liquidation event, merger, consolidation or form of reorganization; modify the rights and privileges of the Preferred Stock so as to adversely affect the Preferred Stock; declare or pay any dividend; redeem, repurchase or otherwise acquire shares of common stock; amend the Certificate of Incorporation or By-Laws of the Company; increase the number of authorized shares of Preferred Stock or common stock; and revise the number of members of the of Board of Directors.
Dividends
The holders of Preferred Stock are entitled to receive dividends, when and if declared by the Board of Directors and out of funds legally available. If a dividend is paid on the common shares, preferred shareholders shall be paid the same per-share dividend amount on an as-if-converted to common basis. As of December 31, 2019, MedAvail has not declared or paid any dividends.
The annual dividend rate by series is as follows:

Series A	$0.410000	CAD
Series B	$0.567800	CAD
Series C	$1.355696	CAD
Series D	$1.423480	CAD
Series E	$0.880000	CAD
Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of the Preferred Stock, shall receive a certain amount per share plus all declared but unpaid dividends, payable in preference and priority to any payments made to the holders of the common stock. Holders of preferred shares shall be paid in accordance with the following liquidation preference with each series having the right to be paid before the others. Series E, Series D, Series C, Series B, Series A.
The amount received per share is as follows:

Series A	$5.1252	CAD
Series B	$7.0970	CAD
Series C	$16.9462	CAD
Series D	$17.7935	CAD
Series E	$11.0000	CAD
If preferred shareholders would have received a greater payment had their shares been converted to common shares prior to the liquidation, they will instead receive that greater amount. All remaining assets will be paid to holders of common shares pro rata based on the number of shares held.

Conversion
Each share of Preferred Stock is convertible at the option of the holders at any time after the date of issuance into a number of shares of common stock as determined by dividing the conversion rate for that series of preferred shares by the conversion price in effect at the time of conversion, adjustable for certain dilutive events. All preferred shares automatically convert into common shares (i) on the closing of an IPO that generates at least $30.0 million CAD (net of underwriting discount and commissions) in proceeds to MedAvail; or (ii) on the election to do so by holders of at least two-thirds of the then outstanding preferred shares, voting on an as-if-converted to common basis. Common stock issued upon conversion are new shares.
Conversion rates are as follows:

Series A	$5.1252	CAD
Series B	$7.0970	CAD
Series C	$11.0000	CAD
Series D	$11.0000	CAD
Series E	$11.0000	CAD
Redemption
On or after December 19, 2025, on the request of holders of at least 60% of the then outstanding preferred shares, on an as-converted basis, MedAvail shall redeem all preferred shares at the original issue price per share plus all accrued and declared but unpaid dividends. Payment shall be in three equal annual installments. The redemption will be effected in accordance with the liquidation preferences.
Common shares
MedAvail has 24,000,000 authorized common shares, with a nominal or par value of $0.001 per share. In connection with the initial closing of the Series E preferred share financing that occurred on December 20, 2017, each series of MedAvail’s outstanding preferred shares was converted into common shares. MedAvail then effected a 7 to 1 reverse stock split on the common shares.
Additionally, if a shareholder held common shares immediately prior to the conversion, then, for each share of Series E Preferred Stock purchased in the financing, the shareholder could exchange one share of common for two shares of common (i.e., a net gain of one additional common share). All references in the consolidated financial statements to the number of shares outstanding and stock option data of MedAvail’s common stock have been restated to reflect the effect of the reverse stock split for all periods presented.
Liquidation Rights
In the event of any liquidation or dissolution of the Company, the holders of common stock are entitled to the remaining assets of the Company legally available for distribution after the payment of the full liquidation preference for all series of outstanding redeemable convertible preferred stock.
Dividend and Voting Rights
The holders of common stock are entitled to receive dividends if and when declared by the Company, but not until all dividends on redeemable convertible preferred stock have been either (i) paid or (ii) declared and the Company has set aside funds to pay those dividends declared. Holders of common stock have the right to one vote per share.

Share-based compensation
2018 Plan
In September 2018, MedAvail adopted the 2018 MedAvail Equity Incentive Plan (the “2018 Plan”), which provides for the granting of stock options to service providers of MedAvail, Inc. As part of the adoption of the 2018 Plan, MedAvail provided the option for all eligible service providers to exchange their options held under the 2012 MedAvail Stock Option Plan (the “2012 Plan”), as of the exchange date for new options under the 2018 Plan, at an exchange ratio of 1:5. All vesting schedules were maintained on exchange.
A total of 53 eligible service providers participated in the exchange, which resulted in the exchange of 239,181 options under the 2012 Plan for 1,269,180 options under the 2018 Plan. The exchange resulted in $1.0 million of one-time incremental compensation cost for 2018.
2012 Plan
The 2012 MedAvail Stock Option Plan was modified on the date the 2018 Plan was adopted to no longer permit granting of options under the plan. As at December 31, 2019, there are 19,800 options that remained outstanding under this plan. Options granted under the 2012 Plan that were not exchanged to options under the 2018 Plan will remain subject to the terms of the 2012 Plan.
The maximum number of shares of MedAvail to be granted under the 2018 plan is 1,972,530. In accordance with the plan, the exercise price of each option is based on the fair value of MedAvail’s common shares on the date of the grant. An option’s term is determined at the discretion of the Board of Directors, not to exceed ten years. Unless otherwise stated, the consolidated financial statements reflect 1/48 of the option vesting each month over a four-year vesting period.
During 2019, MedAvail granted 376,500 new options to service providers of MedAvail at an exercise price of CA$2.15. The value of these options was established as the fair value of the common shares of MedAvail pursuant to a S.409A valuation performed by Timan, LLC at the request of the Board of Directors. The estimated fair value of the options was determined by the Black-Scholes valuation model.
The key input assumptions that were utilized in the valuation of the stock options granted in the period presented are as follows:

	December 31, 2019
	Low	Weighted Average	High	Total
Awards Granted				376,500
Weighted Average Fair Value of Awards		$1.01 CAD
Unvested Forfeiture Rate	6.00%	6.00%	6.00%
Grant Price	$2.15 CAD	$2.15 CAD	$2.15 CAD
Market Price	$2.15 CAD	$2.15 CAD	$2.15 CAD
Volatility	60%	60%	60%
Risk Free Rate	1.50%	1.50%	1.50%
Dividend Yield	—%	—%	—%
Expected Life	4.00	4.00	4.00

	December 31, 2018
	Low	Weighted Average	High	Total
Awards Granted				1,639,165
Weighted Average Fair Value of Awards		$0.98 CAD
Unvested Forfeiture Rate	—%	3.27%	6.00%
Grant Price	$2.63 CAD	$2.63 CAD	$2.63 CAD
Market Price	$2.63 CAD	$2.63 CAD	$2.63 CAD
Volatility	60%	60%	60%
Risk Free Rate	1.30%	2.45%	2.84%
Dividend Yield	—%	—%	—%
Expected Life	1.87	3.12	4.60
The following table present MedAvail's outstanding awards activity during the year ended December 31, 2019.

	Number of Awards	Weighted Average Exercise Price		Weighted Average Share Price on Date of Exercise		Weighted Average Fair Value		Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding, beginning of period	1,651,817	$2.72	CAD		CAD	$1.04	CAD		$—	CAD
Granted	376,500	$2.15	CAD		CAD	$1.01	CAD		$180,720	CAD
Exercised/Released	(17,715)	$2.63	CAD	$2.63	CAD	$1.08	CAD		$—	CAD
Cancelled/Forfeited	(77,271)	$2.78	CAD		CAD	$1.16	CAD		$—	CAD
Outstanding, end of period	1,933,331	$2.61	CAD		CAD	$1.03	CAD	6.1	$—	CAD
Vested and exercisable, end of the period	1,332,218	$2.73	CAD		CAD	$1.00	CAD	4.7	$—	CAD
Vested and unvested exercisable, end of the period	1,332,218	$2.73	CAD		CAD	$1.00	CAD	4.7	$—	CAD
Vested and expected to vest, end of the period	1,878,590	$2.62	CAD		CAD	$1.03	CAD	6.0	$—	CAD
The following table present MedAvail's unvested awards activity during the year ended December 31, 2019.

	Number of Awards	Weighted Average Exercise Price		Weighted Average Grant Date Fair Value		Weighted Average Remaining Amortization Period (Years)
Unvested outstanding, beginning of period	456,251	$2.64	CAD	$1.22	CAD
Granted	376,500	$2.15	CAD	$1.01	CAD
Cancelled/Forfeited	(32,462)	$2.77	CAD	$1.27	CAD
Vested, outstanding shares	(199,176)	$2.58	CAD	$1.18	CAD
Unvested outstanding, end of period	601,113	$2.35	CAD	$1.09	CAD	3.0

The following table present MedAvail's outstanding awards activity during the year ended December 31, 2018.

	Number of Awards	Weighted Average Exercise Price		Weighted Average Fair Value		Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding, beginning of period	285,512	$19.70	CAD	$1.70	CAD		$—	CAD
Granted	1,639,165	$2.63	CAD	$0.98	CAD		$—	CAD
Cancelled/Forfeited	(272,860)	$19.94	CAD	$1.34	CAD		$—	CAD
Outstanding, end of period	1,651,817	$2.72	CAD	$1.04	CAD	6.2	$—	CAD
Vested and exercisable, end of the period	1,195,566	$2.75	CAD	$0.98	CAD	5.2	$—	CAD
Vested and unvested exercisable, end of the period	1,195,566	$2.75	CAD	$0.98	CAD	5.2	$—	CAD
Vested and expected to vest, end of the period	1,603,265	$2.72	CAD	$1.04	CAD	6.2	$—	CAD
The following table presents MedAvail's unvested awards activity during the year ended December 31, 2018.

	Number of Awards	Weighted Average Exercise Price		Weighted Average Grant Date Fair Value		Weighted Average Remaining Amortization Period (Years)
Unvested Outstanding, beginning of period	67,912	$30.41	CAD	$3.43	CAD
Granted	1,639,165	$2.63	CAD	$0.98	CAD
Cancelled/Forfeited	(54,331)	$27.05	CAD	$3.47	CAD
Vested, outstanding shares	(1,196,495)	$3.09	CAD	$0.92	CAD
Unvested Outstanding, end of period	456,251	$2.64	CAD	$1.22	CAD	3.2
The following table presents MedAvail's expense related to share-based compensation:

	Year Ended December 31,
	2019	2018
Share-based compensation	$354	$1,362
Expense remaining to be recognized for unvested awards as of December 31, 2019 was $451 thousand, which will be recognized on a weighted average basis over the next 3 years. The aggregate fair value of options vested during 2019 and 2018 was $182 thousand and $803 thousand, respectively. MedAvail has not recognized an income tax benefit in its income tax provision due to the full reserve against net operating losses and tax assets, see Note 15 for additional details.
Warrants
On March 4, 2019 MedAvail issued a warrant to purchase up to 228,816 common shares. The per share exercise price was set at $11.00 CAD. The warrant expires at the earlier of (i) June 1, 2025, (ii) acquisition, or (iii) initial public offering.

Additionally, during the year, MedAvail issued warrants in relation to participation the Series E financing round. At the end of the year, MedAvail had outstanding the following warrants:

	December 31, 2019			December 31, 2018
	Warrants	Exercise price	Term (years)	Warrants	Exercise price	Term (years)
Common	93,818	$0.01 CAD		93,818	$0.01 CAD
Common	228,816	$11.00 CAD
Common	206,518	$2.63 CAD
Common	95,524	$1.98 USD
Total	624,676	$5.29 CAD	9.283	93,818	$0.01 CAD
Additionally, MedAvail had agreements with a service provider that would require MedAvail to issue additional warrants if that service provider met its obligations and performance milestones under that agreement. MedAvail had recorded a liability of $385 thousand and $478 thousand as of December 31, 2019 and December 31, 2018, respectively, for the expense related to the expected issuance of the warrants in the future, and adjusted for the changes in fair value of the potential warrants at each reporting period.
NOTE 18 - SEGMENT REPORTING
Operating segments are the individual operations that the CODM reviews for purposes of assessing performance and making resource allocation decisions. The CODM currently receives the monthly management report. Included within this proxy statement/prospectus/information statement are discrete and sufficient financial information to allow the CODM to assess performance, including segment profit for the pharmacy technology and retail pharmacy services operating segments. The pharmacy technology and retail pharmacy services operating segments both engage in different business activities from which they earn revenues and incur expenses.
The Company has the following two reportable segments:
Pharmacy Technology Segment
The pharmacy technology segment consists of sales of MedPlatform Systems to customers. These agreements include providing the MedCenter prescription dispensing kiosk, software, and maintenance services. Agreements can be for a predetermined period of time, or indefinite. This generally includes either an initial lump sum payment upon installation of the MedCenter with monthly payments for software and services following, or monthly payments for the MedCenter along with monthly payments for software and maintenance services. Revenue is recognized for each portion of the single performance obligation when that portion has been completed and the customer is contractually obligated to provide consideration, and in the contractually agreed upon amount.
Retail Pharmacy Services Segment
Retail pharmacy services segment revenue consists of products sold directly to consumers at the point of sale. MedAvail recognizes retail pharmacy sales revenue, net of taxes and expected returns, at the time it sells merchandise or dispenses prescription drugs to the customer. MedAvail estimates revenue based on expected reimbursements from third-party payers (e.g., pharmacy benefit managers, insurance companies and governmental agencies) for dispensing prescription drugs. The estimates are based on all available information including historical experience and are updated to actual reimbursement amounts.

The following table presents revenue and costs of sales by segment:

	Pharmacy Technology	Retail Pharmacy Services	Total
Year Ended December 31, 2019
Sales	$544	$3,227	$3,771
Cost of sales	149	2,674	2,823
Gross profit	$395	$553	$948
Year Ended December 31, 2018
Sales	$4,176	$489	$4,665
Cost of sales	1,641	436	2,077
Gross profit	$2,535	$53	$2,588
For the year ended December 31, 2019 and 2018, MedAvail had one customer that accounted for 10% or more of segment revenues.
The following table presents assets and liabilities by segment:

	Pharmacy Technology	Retail Pharmacy Services	Total
December 31, 2019
Assets	$9,122	$8,881	$18,003
Liabilities	$7,174	$13,990	$21,164
December 31, 2018
Assets	$7,697	$5,087	$12,784
Liabilities	$6,968	$12,765	$19,733
NOTE 19 - SUBSEQUENT EVENTS
Merger Agreement
On June 30, 2020, MYOS RENS Technology Inc., a Nevada corporation (“MYOS”), and MedAvail, entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), by and among MYOS, MedAvail, and Matrix Merger Sub, Inc., a newly-created wholly-owned subsidiary of MYOS (“Merger Sub”), pursuant to which, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into MedAvail, with MedAvail being the surviving corporation and a wholly-owned subsidiary of MYOS (the “Merger”). The Boards of Directors of MYOS and MedAvail have both approved the Merger and have recommended approval of the Merger by their respective shareholders.
At the effective time of the Merger (the “Effective Time”): (a) each share of MedAvail’s common stock and each share of MedAvail’s preferred stock outstanding immediately prior to the Effective Time, excluding any dissenting shares, will be automatically converted solely into the right to receive a number of shares of MYOS common stock (“MYOS Common Stock”) calculated according to the exchange ratio described below; (b) each outstanding MedAvail stock option that has not been exercised prior to the Effective Time will be assumed by MYOS; and (c) each outstanding warrant to acquire MedAvail capital stock that has not been exercised prior to the Effective Time will be assumed by MYOS. Under the exchange ratio formula in the Merger Agreement, as of immediately after the Merger, the former MedAvail security holders are expected to own approximately 96.5% of the aggregate number of fully-diluted shares of MYOS Common Stock outstanding following the consummation of the Merger (the “Post-Closing Shares”), and the shareholders of MYOS immediately prior to the Merger are expected to own approximately 3.5% of the Post-Closing Shares, subject to the adjustments set forth in the Merger

Agreement. The exchange ratio will be fixed prior to the closing of the Merger to reflect MYOS’s and MedAvail’s respective capitalizations as of immediately prior to the Effective Time. The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.
Immediately following the Merger, the name of the post-merger combined company (the “Post-Merger Combined Company”) is expected to be changed from “MYOS RENS Technology Inc.” to “MedAvail Holdings, Inc.” The Merger Agreement provides that the Board of Directors of the Post-Merger Combined Company will consist of members who are currently directors of MedAvail. The executive officers of the Post-Merger Combined Company will be designated by MedAvail, with MedAvail’s Chief Executive Officer, Ed Kilroy, expected to be the Post-Merger Combined Company’s Chief Executive Officer and MedAvail’s Chief Financial Officer, Ryan Ferguson, expected to be the Post-Merger Combined Company’s Chief Financial Officer.
Note Offering
On May 26, 2020, MedAvail completed a convertible notes and warrants offering to certain of its existing investors whereby those investors purchased notes and warrants on a pro rata basis with their existing investments in MedAvail's preferred stock. Cash received for the notes and warrants was $7.6 million. The note accrues interest at a rate of 10%, payable at maturity or upon conversion with a maturity date of December 31, 2020. Additional financing under the agreement was received June through August 2020, totaling $581 thousand.
The notes will convert upon the first of one of the following:
•Pre-Closing (Private Placement) Financing - the outstanding principal and accrued interest on the Notes will automatically convert into such security(ies) as are issued and sold to the cash investors in such Pre-Closing (Private Placement) financing at a conversion price per share equal to the price per share at which such security(ies) are sold to the cash purchasers thereof in such Pre-Closing (Private Placement) financing.
•Underwritten IPO - the Notes will automatically convert into shares of common stock at a conversion price per share equal to the price per share at which such security(ies) are offered to the public in such IPO.
•Change in Control Event - the outstanding principal and accrued interest on the Notes will automatically convert into the right to receive: (x) cash in an amount equal to (i) two multiplied by (ii) the amount of such outstanding principal and accrued interest on the Notes, upon consummation of the Change in Control Event; or (y) the transaction consideration received by the Company’s Series E Preferred stockholders as-if the Notes had been converted into Series E Preferred Stock at a conversion price per share equal to US$8.27.
•Qualified Financing - If the Company consummates the issuance and sale of a new series of Preferred Stock in connection with a bona fide equity financing, with aggregate cash proceeds to the Company of at least $15.0 million (but excluding the conversion of the Notes), then the outstanding principal and accrued interest on the Notes will automatically convert into such security(ies) as are issued and sold to the cash investors in such financing at a conversion price per share equal to the price per share at which such security(ies) are sold to the cash purchasers thereof.
•Non-Qualified Financing - If the Company consummates the issuance and sale of a new series of Preferred Stock in connection with a bona fide equity financing, with aggregate cash proceeds to the Company of less than $15.0 million (but excluding the conversion of the Notes), then, at the election of the Requisite Holders, the outstanding principal and accrued interest on the Notes will convert into such security(ies) as are issued and sold to the cash investors in such financing at a conversion price per share equal to the price per share at which such security(ies) are sold to the cash purchasers thereof.
•Maturity Date - the outstanding principal and accrued interest on the Notes will automatically convert into shares of the Company’s Series E Preferred Stock at a conversion price per share equal to US$8.27.
Concurrently with its Note investment, each holder of a Note received a warrant to purchase a number of shares of Common Stock equal to 10% of the original principal amount of such holder’s Note divided by US$8.27. There were 91,551 warrants issued under this offering under the initial round, with an exercise price of $1.98 and an expiration date of May 26, 2030. There were an additional 2,183 warrants issued under this offering after the initial round, with an exercise price of $1.98 and an expiration date in June 2030.
PPP Loan
On May 14, 2020, MedAvail entered into a Promissory Note with HSBC Bank, which provides for a loan in the amount of $341 thousand (the “PPP Loan”) pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The PPP Loan has a two-year term and bears interest at a rate of 1.0% per annum. Monthly principal and interest payments are deferred for six months after the date of disbursement. The PPP Loan may be prepaid at any time prior to maturity with no prepayment penalties. The Promissory Note contains events of default and other provisions customary for a loan of this type. The Paycheck Protection Program provides that the PPP Loan may be partially or wholly forgiven if the funds are used for certain qualifying expenses, including certain payroll costs, group health care benefits and other permitted expenses as described in the CARES Act. MedAvail intends to use the entire PPP Loan amount for qualifying expenses and to apply for forgiveness of the loan in accordance with the terms of the CARES Act. Management has determined that it is likely that MedAvail will meet the qualifications necessary for forgiveness.
Series E Stock issue
During February 2020, MedAvail issued 102,777 Series E Preferred Shares to certain existing investors who purchased these shares. Additionally, these parties received a total of 10,278 warrants to purchase MedAvail common shares.
Customer Agreement
During September 2020, MedAvail and its significant customer agreed that MedAvail had no further obligation to the customer and therefore would have no additional deliverables related to the $4.8 million of contract liability balance maintained as of June 30, 2020. MedAvail anticipates reversing the contract liability and recognizing $4.8 million of contract revenue during the three months ended September 30, 2020.
S-4 Filing
On September 2, 2020, in connection with the Merger transaction, MYOS filed a registration form S-4.